Quorum Lacking for Reconvened FIC Annual Shareholders Meeting

AUSTIN, TX -- 01/16/2007 -- Financial Industries Corporation (PINKSHEETS: FNIN) announced today that no voting occurred at its reconvened annual meeting of shareholders held today because a majority of outstanding shares, which is required to conduct business at the meeting, were not present in person or by proxy.

The company believes that the continued low turnout was due in large part to the fact that FIC cannot solicit proxies for an annual shareholders meeting until its Securities Exchange Act of 1934 filings are current. FIC will hold its next annual meeting of shareholders when it is current in its public filings.

As previously announced, on Jan. 12, 2007, FIC filed its annual report on Form 10-K and quarterly reports on Forms 10-Q for its year ended Dec. 31, 2005, which brought FIC current in its Form 10-K filings. The company is now working to complete its annual and quarterly reports for its year ended Dec. 31, 2006.

FIC, through its various subsidiaries, markets and underwrites individual life insurance products. For more information on FIC, go to http://www.ficgroup.com on the Internet.

As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, FIC cautions that the statements in this press release relating to the company's annual shareholder meeting and other matters that are not historical factual information are forward-looking statements that represent management's belief and assumptions based on currently available information. The information contained in this press release relating to trends in the company's operations and the contingencies and uncertainties to which the company may be subject, as well as other statements including words such as "anticipate," "cautions," "believe," "plan," "estimate," "expect," "intend," and other similar expressions constitute forward-looking statements. Such statements are made based upon management's current expectations and beliefs concerning the financial results, and economic conditions and are subject to known and unknown risks, uncertainties and other factors contemplated by the forward-looking statements, including timing and results of audits and reviews, general economic conditions, customer response, performance of management team and other factors described in the company's Form 10-K for the year ended Dec. 31, 2005. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Contact Information:
Financial Industries Corporation
Shannon Coffin
Phone: 512-404-5128
E-mail: ir@ficgroup.com